      Designated Filer:                    XL Bermuda Ltd
      Issuer & Ticker Symbol:              Five Oaks Investments Corp. ("OAKS")
      Date of Event Requiring Statement:   January 18, 2018

                                                                    Exhibit 99.1

                           Explanation of Responses:

(1)   XL Investments Ltd, a Bermuda exempted company ("XL Investments"), and
Hunt Companies Equity Holdings, LLC (the "Purchaser"), entered into a Share
Purchase Agreement (the "Purchase Agreement") on January 18, 2018.  On the terms and subject to the conditions set forth in the Purchase Agreement, XL
Investments sold to Purchaser 710,495 shares of Common Stock, at a price of
$4.77 per share, for an aggregate purchase price of $3,389,061.15.

(2)   This Form 4 is filed on behalf of XL Bermuda Ltd, a Bermuda exempted company (formerly known as XL Insurance (Bermuda) Ltd) ("XL Bermuda"), and XL
Investments (together, the "Reporting Persons").  XL Investments and XL Global,
Inc. ("XL Global") each directly own shares of common stock of the Issuer.  XL
Bermuda directly owns 100% of the equity interests of XL Investments and indirectly owns 100% of the equity interests of XL Global.

(3)   Shares held directly by XL Investments.  XL Bermuda may be deemed to have an indirect pecuniary interest (as described in Rule 16a-1 promulgated under the
Securities Exchange Act of 1934, as amended) in the shares held by XL
Investments, its wholly owned subsidiary.

(4)   Shares held directly by XL Global.  XL Bermuda may be deemed to have an indirect pecuniary interest (as described in Rule 16a-1 promulgated under the
Securities Exchange Act of 1934, as amended) in the shares held by XL Global, its indirect wholly owned subsidiary.  XL Investments disclaims any interest in the shares held directly by XL Global.

(5)   XL Investments' warrant to purchase shares of common stock of the Issuer was cancelled by mutual agreement of XL Investments and the Issuer in connection with the Purchase Agreement and the transactions involving the Issuer, Oak
Circle Capital Partners LLC and affiliates of Hunt Companies, Inc., as publicly announced by the Issuer on January 18, 2018.